Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of December _____, 2020, by and between PRA Group, Inc. (the “Company”) and [NAME] (the “Employee”) to become effective on the Effective Date (as defined below).

W I T N E S S E T H:

WHEREAS, Employee is currently employed by the Company as its [TITLE] pursuant to an Employment Agreement dated January 1, 2018 that expires on December 31, 2020 (the “Expiring Employment Agreement”); and

WHEREAS, the Company desires that Employee continue to serve as its [TITLE] after December 31, 2020 upon the terms set forth in this Agreement; and

WHEREAS, Employee desires to continue such employment upon the terms set forth in this Agreement; and

WHEREAS, on the Effective Date, this Agreement will supersede the Expiring Employment Agreement, and the Expiring Employment Agreement will have no continued force or effect.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

1.EMPLOYMENT.

a.The Company hereby extends the employment of Employee for the Employment Period (as defined below) in the position of [TITLE] or any such other position as determined by the Company, and Employee hereby accepts such employment, on the terms and subject to the conditions set forth in this Agreement. During the Employment Period, Employee shall faithfully exercise in good faith such authority and perform such duties on behalf of the Company that are typically associated with the position held by Employee and all other duties that may be assigned to Employee by the Company’s Chief Executive Officer (“CEO”) and/or Board of Directors (“Board”) from time to time and shall comply with all applicable Company policies and all lawful directives of the CEO and/or the Board.

b.Employee shall devote substantially all of Employee’s business time and attention to the business and affairs of the Company, except as permitted for Paid Time Off pursuant to Section 4 herein and for Disability (as defined in Section 8(b)). Subject to approval by the CEO, Employee may serve on the boards of directors of other companies, engage in charitable and community affairs, or give attention to Employee’s passive investments, provided that such activities do not interfere with the regular performance of Employee’s duties and responsibilities under this Agreement or violate any other provision of this Agreement.

2.PLACE OF PERFORMANCE.

The principal place of employment of Employee shall be at the Company’s principal executive offices in Norfolk, Virginia or, if such offices are relocated, within a 75-mile radius of Norfolk, Virginia (the “Metropolitan Area”). Notwithstanding the foregoing, Employee may be required to travel beyond the Metropolitan Area as reasonably required to perform Employee’s duties hereunder.

3.TERM.

The Employee’s employment under this Agreement (the “Employment Period”) shall become effective on January 1, 2021 (the “Effective Date”), and shall terminate on the earlier of: (a) December 31, 2023 or, if a Change in Control (as defined below) of the Company occurs prior to December 31, 2023, the later of December 31, 2023 or two years following the Change in Control (the “Term”) or (b) termination of this Agreement and the Employee’s employment hereunder pursuant to Section 8 of this Agreement.

4.COMPENSATION AND BENEFITS.

a.Base Salary. During the Employment Period, Employee shall be paid an annual base salary (the “Base Salary”) of not less than $[AMOUNT], less applicable deductions and withholdings, payable at such intervals as other similarly situated employees of the Company are paid, but in any event at least on a monthly basis. The Compensation Committee (the “Committee”) of the Board may increase the Base Salary; however, during the Employment Period, the Committee shall not decrease the Base Salary below the stated amount in this Agreement.

b.Bonus Compensation. Employee shall be eligible to receive an annual bonus (the “Annual Bonus”) as set forth in the Company’s Annual Bonus Plan, as amended from time to time, which is incorporated herein by reference. Pursuant to the Annual Bonus Plan, the Committee will review the Annual Bonus Plan annually to determine target participation levels and establish goals and subsequent payout levels against those goals. Subject to the Committee’s discretion to adjust Employee’s target participation level (e.g., to reflect changes in roles or modifications to pay mix), Employee’s Annual Bonus target opportunity for each calendar year during the Employment Period shall be at least $[amount].

c.Equity Awards. Employee may be eligible to receive equity awards (“Equity Awards”) pursuant to the Company’s Omnibus Incentive Plan (as amended from time to time, the “Incentive Plan”), the terms of which shall be set forth in one or more award agreements between Employee and the Company. Any and all Equity Awards shall be subject to the terms of the Incentive Plan, any restrictions set forth in the Company’s Insider Trading Policy (as amended from time to time), and the award agreement(s) between Employee and the Company.

d.Clawbacks. Any compensation paid to Employee pursuant to this Agreement is subject to any current or future clawback policy instituted by the Company to comply with any rules promulgated in the future, if any, pursuant to any law, government regulation, or stock exchange listing requirement; provided that such clawback policy shall apply to Employee to the same extent that it applies to other similarly situated employees.

e.Employee Benefits. In addition to the compensation discussed above, and subject to the limitations imposed herein, Employee shall be eligible to (i) receive any employee benefits provided by the Company to its employees, including, but not limited to, life insurance, disability insurance and sick leave; (ii) participate in employee benefit programs as may be offered by the Company to other similarly situated employees, including medical, prescription drug, dental and vision benefits; and (iii) participate in all of the Company’s other benefit plans, retirement plans, and profit-sharing plans which may be in effect from time to time or may hereafter be adopted by the Company, in all cases subject to the terms and conditions (including but not limited to eligibility requirements) of such plans and programs.

f.Paid Time Off During the Employment Period. Employee shall be entitled to paid time off (“PTO”) during each calendar year of the Employment Period consistent with the Company’s PTO policies then in effect and Employee’s position with the Company, but in no event shall Employee be entitled to fewer than 25 PTO days in any calendar year.

5.INDEMNIFICATION.

a.Employee shall be entitled at all times to the benefit of the maximum indemnification and advancement of expenses available from time to time under the laws of the State of Delaware, and such benefit shall not be less than that available to any other officer or director entitled to indemnification by the Company. Without limiting the foregoing, Employee shall also be entitled to the benefit of the following provisions:

b.D&O Insurance. Employee shall be covered under any directors and officers (“D&O”) liability insurance policy then in effect for the directors and/or officers of the Company and/or any of its subsidiaries or affiliates; provided, the failure to have a D&O insurance policy in effect at all times shall not, alone, allow Employee to assert a claim for breach of this Agreement by the Company. The Company shall provide Employee a copy of any D&O liability insurance policy then in effect upon request.

c.Scope of Indemnification. In addition to any D&O insurance coverage provided for in Section 5(b) above, the Company and any of the Company’s affiliates as to which Employee at any time has served as a director, officer, employee, agent or fiduciary (collectively, the “Indemnitors”) shall jointly and severally hold harmless and indemnify Employee (and Employee’s heirs, executors and administrators) to the fullest extent permitted under applicable law against all reasonable expenses and liabilities incurred by Employee in connection with or arising out of any third-party action, suit or proceeding (each, a “Claim”) in which Employee may be involved by reason of Employee having served as a director, officer, employee, agent or fiduciary of any Indemnitor (whether or not Employee continues to serve as a director, officer, employee, agent or fiduciary thereof at the time such expenses or liabilities are uncured), or by reason of any such action or inaction on Employee’s part while serving in any such capacity, such expenses and liabilities to include, but not necessarily be limited to, losses, damages, judgments, investigation costs, court costs, costs related to acting as a witness and attorneys’ fees and the cost of settlements approved in advance by the Company.

d.Selection of Counsel. In the event the Indemnitors shall be obligated hereunder to provide Employee with any legal defense with respect to a Claim, the Indemnitors shall be entitled to assume the defense of such Claim with counsel of the Indemnitors’ choosing, upon the delivery to Employee of written notice of their election to do so. After delivery of such notice and the retention of such counsel by the Indemnitors, the Indemnitors shall not be liable to Employee under this Agreement for any fees of counsel (or related costs and expenses) subsequently incurred by Employee with respect to the same Claim; provided that (i) Employee shall have the right to employ counsel in any such Claim at Employee’s sole expense; and (ii) if (A) the employment of counsel by Employee has been previously authorized in writing by the Indemnitors, (B) counsel for Employee shall have provided the Indemnitors with a written opinion that there is a conflict of interest between the Indemnitors and Employee in the conduct of any such defense or (C) the Indemnitors shall fail to retain (or discontinue the retention of) counsel of Indemnitors’ choosing to defend such Claim, then the fees and expenses of Employee’s counsel shall be at the expense of the Indemnitors.

e.Nonexclusivity. The indemnity rights set forth in this Section 5 shall be in addition to and not in limitation of any rights to which Employee may be entitled under any of the Indemnitors’ charter documents, bylaws or agreements, any vote of stockholders or disinterested directors, and/or the laws of the various Indemnitors’ jurisdictions of formation or incorporation.

f.Survival. The indemnification rights provided for in this Section 5 shall (i) remain in full force and effect after any termination of Employee’s employment and without regard to any investigation made by or on behalf of Employee or any agent or representative of Employee, and (ii) continue as to Employee for any action or inaction of Employee while serving as a director, officer, employee agent or fiduciary of any Indemnitor even though Employee may have ceased to serve in such capacity.

6.EXPENSES.

During the Employment Period, the Company shall reimburse Employee, upon presentation of appropriate vouchers or receipts in accordance with the Company’s expense reimbursement policies, for all reasonable out-of-pocket business travel and entertainment expenses incurred or expended by Employee in connection with the performance of Employee’s duties under this Agreement in accordance with the Company’s expense reimbursement policies, subject to the applicable terms, conditions, covenants, and stipulations set forth in Section 23 below with respect to Section 409A of the Internal Revenue Code.

7.TERMINATION PROCEDURE.

Any termination of this Agreement and Employee’s employment hereunder during the Term (other than termination in the event of Employee’s death pursuant to Section 8(a) of this Agreement) shall be communicated by written notice (“Notice of Termination”) to the other party hereto in accordance with Section 14 herein. For purposes of this Agreement, a Notice of Termination shall mean a written notice which shall indicate the specific termination provision in Section 8 of this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of this Agreement and Employee’s employment hereunder. Upon the effective date of any termination of this Agreement and Employee’s employment hereunder, Employee shall be deemed to have resigned from any and all offices and other positions held by Employee in the Company and/or any of its subsidiaries and affiliates.

8.TERMINATION OF EMPLOYMENT.
Each party shall have the right to terminate this Agreement and Employee’s employment hereunder before the Term expires as permitted by this Section 8.

a.Death. In the event of the death of Employee during the Term, this Agreement and Employee’s employment hereunder shall be automatically terminated as of the date of death. In such an event, Employee’s surviving spouse, or if none, Employee’s estate shall only be entitled to receive the payments set forth in Sections 9(a) and 9(d) hereof and all other applicable death benefits available under and in accordance with the terms of the Company’s benefit programs and plans.

b.Disability. In the event Employee, during the Term, and with or without reasonable accommodation, is unable to render the services or perform the duties of employment hereunder by reason of illness, injury, or incapacity (whether physical, mental, emotional or psychological) (any of the foregoing, as determined in accordance with the following sentence, shall be referred to herein as a “Disability”) for a period of either (i) 90 consecutive days or (ii) a total of 180 days, whether or not consecutive, within the preceding 365-day period, the Company shall have the right (but not the obligation) to terminate this Agreement and Employee’s employment hereunder 30 days after the Notice of Termination is provided to Employee. Any determination of Disability shall be made by the CEO and/or the Board in their reasonable, good faith discretion. Upon any termination of employment pursuant to this Section 8(b), Employee shall only be entitled to receive the payments set forth in Sections 9(a) and 9(d) hereof. Notwithstanding any other provision contained herein, all leaves, accommodations, and payments made in connection with Employee’s Disability shall be provided in a manner which is consistent with applicable federal and state law.

c.Termination of Employment by the Company for Cause. This Agreement and Employee’s employment hereunder may be terminated during the Term by the Company for Cause (as hereinafter defined) immediately upon delivery of the Notice of Termination to Employee (unless otherwise specified in the Notice of Termination), subject to any right of Employee as specified herein, if any, to cure any action, inaction, event or other circumstance that otherwise constitutes Cause. The term “Cause,” as used herein, shall mean any of the following:

i.Employee’s conviction of, or plea of guilty or nolo contendere to, any felony that, in the CEO’s and/or Board’s sound discretion, would materially affect Employee’s ability to perform Employee’s duties or the reputation of the Company or any subsidiaries or affiliates thereof;

ii.Employee’s engaging in illegal or willful misconduct that, in the CEO’s and/or Board’s sound discretion, would have a material adverse effect on the financial performance, financial condition and/or reputation of the Company or any subsidiaries or affiliates thereof, including, but not limited to, a willful violation of Sections 11 or 12 of this Agreement;

iii.Employee’s embezzlement of funds or misappropriation of other material property of the Company or any subsidiary or affiliate thereof;

iv.Employee breaching this Agreement in a material manner;

v.Employee engaging in a material (critical or continuous) violation of the Company’s written policies and procedures as determined by the CEO and/or Board and applicable broadly to all employees;

vi.Employee’s fraudulent conduct as regards the Company or any subsidiary or affiliate thereof, which results either in personal enrichment to Employee or injury to the Company or its subsidiaries or affiliates; or

vii.Employee’s refusal to follow the lawful directives of the CEO and/or the Board given in furtherance of a legitimate business purpose.

A termination by the Company shall not be for Cause under Section 8(c)(v) or Section 8(c)(vii) unless (1) the Company gives Employee written notice specifying the event or condition that the Company asserts authorizes termination for Cause under Section 8(c)(v) or 8(c)(vii) and (2) during the 15 days following receipt of such notice, Employee fails to remedy or cure the event or condition. Any termination of employment pursuant to this Section 8(c) shall entitle Employee to receive only the payments set forth in Section 9(a) hereof.

d.Constructive Termination. This Agreement and Employee’s employment hereunder may be terminated during the Term by Employee due to a Constructive Termination. For purposes of this Agreement, “Constructive Termination” shall be deemed to have occurred upon (i) the removal by the Company of Employee from the position specified in the Agreement, unless Employee is assigned to another position that is materially no less favorable than Employee’s current position in terms of the compensation and benefits outlined in Section 4 of this Agreement; (ii) the relocation of the Employee’s primary place of employment to a location outside of the Metropolitan Area; or (iii) the material breach by the Company of this Agreement. A termination by Employee shall not be considered to be due to a Constructive Termination unless: (1) Employee gives the Company a Notice of Termination specifying the event or condition that Employee asserts constitutes a Constructive Termination; (2) Employee did not cause the event or condition or knowingly consent to or allow such event or condition to occur; (3) such Notice of Termination is given no more than 30 days after the occurrence of the event or the initial existence of the event or condition; (4) during the 30 days following receipt of such Notice of Termination, the Company fails to remedy or cure the event or condition; and (5) Employee terminates Employee’s employment within 60 days after the end of such cure period. In the event that Employee elects to terminate this Agreement and Employee’s employment hereunder pursuant to this Section 8(d) and in accordance with the notice and cure requirements in subparts (1) through (5) above, Employee shall be entitled to receive the payments set forth in Sections 9(a) and 9(b)(i) hereof; provided, however, that if a Constructive Termination occurs during a Change in Control Protection Period (defined below), Employee shall instead be entitled to receive the payments referred to in Sections (9)(a) and 9(b)(ii) hereof.

e.Involuntary Termination by the Company Without Cause. This Agreement and Employee’s employment hereunder may be terminated during the Term by the Company without Cause by providing Employee a Notice of Termination at least 14 days prior to the effective day of such termination. Any termination of this Agreement and Employee’s employment hereunder pursuant to this Section 8(e) shall entitle Employee to receive the payments set forth in Sections 9(a) and 9(b)(i) hereof; provided, however, that if such termination occurs during a Change in Control Protection Period, Employee shall instead be entitled to receive the payments referred to in Sections 9(a) and 9(b)(ii) hereof.

f.Voluntary Termination by Employee Not Due to Constructive Termination. Employee may voluntarily terminate this Agreement and Employee’s Employment hereunder during the Term for any reason other than a Constructive Termination by providing the Company a Notice of Termination at least 14 days prior to the effective date of such termination. If Employee gives Notice of Termination under this Section 8(f), the Company in its sole discretion can elect to make Employee’s resignation of employment effective immediately at any time thereafter, and any such termination by the Company shall not convert Employee’s resignation into a termination by the Company without Cause. Any termination of this Agreement and Employee’s employment hereunder pursuant to this Section 8(f) shall entitle Employee to receive only the payments set forth in Section 9(a) hereof.

9.COMPENSATION AND BENEFITS UPON TERMINATION.

Except as specifically provided in this Section 9, any and all obligations of the Company to make payments to Employee under this Agreement shall cease as of the date the Term expires pursuant to Section 3 or as of the date Employee’s employment is terminated pursuant to Section 8, as the case may be (either such date, the “Termination Date”). From the date of any Notice of Termination through the Termination Date (to the extent they are different), Employee shall continue to perform the normal duties of Employee’s employment hereunder (unless waived by the Company) and shall be entitled to receive when due all compensation and benefits applicable to Employee hereunder.

a.Standard Termination Payments. In the event that this Agreement and Employee’s employment hereunder terminates for any reason, the Company shall, within the period prescribed by applicable State law but no later than 30 days after the Termination Date, pay the Standard Termination Payments (as defined below) to Employee or, in the case of termination pursuant to Section 8(a) on account of the death of Employee, to Employee’s surviving spouse or estate as appropriate. Moreover, Employee shall be entitled to any vested benefits to which Employee has a right under the Company’s benefit plans and programs, including without limitation continuation coverage under COBRA, which benefits will be provided in accordance with the applicable plan terms and conditions.

b. Involuntary Termination by the Company without Cause or by Employee due to a Constructive Termination.

i.Outside the Change in Control Protection Period. If this Agreement and Employee’s employment hereunder is terminated by the Company without Cause pursuant to Section 8(e) or Employee terminates this Agreement and Employee’s employment hereunder due to a Constructive Termination pursuant to Section 8(d), and either such termination occurs outside of the Change in Control Protection Period, in addition to the Standard Termination Payments and subject to Employee’s execution of a Release on or after the Termination Date that becomes effective and irrevocable as described in Section 10 hereof, the Company shall pay to Employee (A) the greater of Employee’s then current Base Salary or the minimum Base Salary due under the remaining Term (the “Salary Continuation Payments”); (B) Employee’s target Annual Bonus for the year in which the termination occurs (the “Severance Bonus”); and (C) the Monthly COBRA Reimbursement (defined below). The Salary Continuation Payments will be payable in equal bi-weekly installments over the 12-month period following the Termination Date. Except to the extent required to be delayed pursuant to Section 23(a), the Salary Continuation Payments shall commence upon the first Company payroll date that is 14 days after the Release becomes effective and irrevocable but not later than ninety (90) days following the Termination Date; provided that (A) if the 90th day following Employee’s Termination Date occurs in the calendar year following the year of the Termination Date, then the payments shall commence no earlier than January 1 of such subsequent year; and (B) the first such payment shall be a lump sum in an amount equal to the payments that would have come due since the Termination Date. The Severance Bonus shall be payable in a lump sum within 30 days after the Release becomes effective and irrevocable and, in any event, no later than March 15th of the calendar year following the calendar year in which the Termination Date occurs. Any Monthly COBRA Reimbursement will be made on a taxable basis (less applicable taxes and withholdings) no later than December 31 of each calendar year during the COBRA Reimbursement Period. The Monthly COBRA Reimbursement will not be grossed up for any taxes. For the sake of clarity, in the event Employee obtains employment with another entity and becomes eligible to receive comparable benefits from such entity, or otherwise ceases to be enrolled in the Company’s benefits plan(s) or eligible for COBRA coverage, the Monthly COBRA Reimbursement shall cease.

ii.During the Change in Control Protection Period. If this Agreement and Employee’s employment hereunder is involuntarily terminated by the Company without Cause pursuant to Section 8(e) or Employee terminates this Agreement and Employee’s Employment hereunder because of a Constructive Termination pursuant to Section 8(d), and either such termination occurs during the Change in Control Protection Period, in addition to the Standard Termination Payments and subject to Employee’s execution of a Release on or after the Termination Date that becomes effective and irrevocable as described in Section 10 hereof, the Company shall pay to Employee (A) the greater of 1.5 times Employee’s then current Base Salary or the minimum Base Salary due under the remaining Term (the “CIC Salary Continuation Payments”); (B) 1.5 times Employee’s target Annual Bonus for the year in which the termination occurs (the “CIC Severance Bonus”); and (C) the Monthly COBRA Reimbursement. The CIC Salary Continuation Payments will be payable in equal bi-weekly installments over the 18-month period following the Termination Date. Except to the extent required to be delayed pursuant to Section 23(a), the CIC Salary Continuation Payments shall commence upon the first Company payroll date that is 14 days after the Release becomes effective and irrevocable but not later than ninety (90) days following the Termination Date; provided that (A) if the 90th day following Employee’s Termination Date occurs in the calendar year following the year of the Termination Date, then the payments shall commence no earlier than January 1 of such subsequent year; and (B) the first such payment shall be a lump sum in an amount equal to the payments that would have come due since the Termination Date. The CIC Severance Bonus shall be payable in a lump sum within 30 days after the Release becomes effective and irrevocable and, in any event, no later than March 15th of the calendar year following the calendar year in which the Termination Date occurs. Any Monthly COBRA Reimbursement will be made on a taxable basis (less applicable taxes and withholdings) no later than December 31 of each calendar year during the COBRA Reimbursement Period. The Monthly COBRA Reimbursement will not be grossed up for any taxes. For the sake of clarity, in the event Employee obtains employment with another entity and becomes eligible to receive comparable benefits from such entity, or otherwise ceases to be enrolled in the Company’s benefits plan(s) or eligible for COBRA coverage, the Monthly COBRA Reimbursement shall cease.

c.Nonrenewal Termination. In the event of a Nonrenewal Termination (as defined below), in addition to the Standard Termination Payments and subject to Employee’s execution of a Release on or after the Termination Date that becomes effective and irrevocable as described in Section 10 hereof, the Company shall pay to Employee (i) a severance payment equal to Employee’s then current Base Salary (the “Nonrenewal Salary Continuation Payments”); and (ii) the Monthly COBRA Reimbursement. The Nonrenewal Salary Continuation Payments will be payable in equal bi-weekly installments over the 12-month period following the Termination Date. Except to the extent required to be delayed pursuant to Section 23(a), the Nonrenewal Salary Continuation Payments shall commence upon the first Company payroll date that is 14 days after the Release becomes effective and irrevocable but not later than ninety (90) days following the Termination Date; provided that (A) if the 90th day following Employee’s Termination Date occurs in the calendar year following the year of the Termination Date, then the payments shall commence no earlier than January 1 of such subsequent year; and (B) the first such payment shall be a lump sum in an amount equal to the payments that would have come due since the Termination Date. Any Monthly COBRA Reimbursement will be made on a taxable basis (less applicable taxes and withholdings) no later than December 31 of each calendar year during the COBRA Reimbursement Period. The Monthly COBRA Reimbursement will not be grossed up for any taxes. Notwithstanding the foregoing, in the event Employee obtains employment with another entity and becomes eligible to receive comparable benefits from such entity, or otherwise ceases to be enrolled in the Company’s benefits plan(s) or eligible for COBRA coverage, the Monthly COBRA Reimbursement shall cease.

d.Termination Due to Death or Disability. If this Agreement and Employee’s employment hereunder is terminated pursuant to Section 8(a) due to Employee’s death or pursuant to Section 8(b) due to Employee’s Disability, in addition to the Standard Termination Payments, the Company shall pay Employee (or Employee’s surviving spouse or estate in the case of Employee’s death) a pro-rata Annual Bonus for the calendar year in which the Termination Date occurs (based upon target bonus and the Employee’s days of employment in the calendar year of the Termination Date). Such payment shall be made no later than 30 days after the Termination Date.

e.No Mitigation. Employee shall not be required to mitigate the amount of any payment provided for under Section 9 of this Agreement by seeking other employment or otherwise.

f.Special 409A Acknowledgement. Notwithstanding anything to the contrary in the foregoing provisions of this Section 9, the payment of any and all amounts that are or may be payable under this Section 9 is and shall be expressly subject to the applicable terms, conditions, covenants and stipulations set forth in Section 23 below with respect to Section 409A of the Internal Revenue Code.

g.Definitions. For the purposes of this Agreement, the following terms have the following meanings:

i.“Change In Control” shall have the meaning set forth in the Incentive Plan.

ii. “Change in Control Protection Period” shall mean the following time periods: (1) the six (6) months prior to any Change in Control if Employee is terminated by the Company without Cause during such six-month period (A) at the request of any third party who had taken steps reasonably calculated or intended to effectuate a Change in Control or (B) in connection with or in anticipation of a Change in Control; or (2) the twenty-four (24) months beginning on the date of any Change in Control.

iii.“Monthly COBRA Reimbursement” shall mean, for each month during the 18-month period following the Termination Date that Employee is eligible for and timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) (the “COBRA Reimbursement Period”), the actual monthly cost of Employee’s premium for COBRA coverage minus the monthly premium amount that similarly situated active employees of the Company pay for the same levels of coverage as elected by Employee.

iv.“Nonrenewal Termination” shall mean the termination of Employee’s employment by the Company without Cause during the 30-day period immediately following the expiration of the Term; provided, however, that if the Company offers Employee a new employment agreement to be effective after the expiration of the Term, such new employment agreement is substantially similar to the agreements offered to similarly situated employees, and such new employment agreement provides Employee compensation equal to or greater than Employee’s then current compensation, and Employee declines to accept such new employment agreement, then any termination of Employee’s employment by the Company during the 30-day period immediately following the expiration of the Term shall be considered a voluntary termination by Employee not due to a Constructive Termination, as described in Section 8(f).

v.“Standard Termination Payments” shall mean the following payments from the Company to Employee: (1) Employee’s earned and unpaid Annual Base Salary through the Termination Date; (2) any unreimbursed business and entertainment expenses that are reimbursable through the Termination Date; and (3) any accrued but unused PTO as of the Termination Date.

10.RELEASE; CONTINUING OBLIGATIONS.

Employee acknowledges and agrees that, except for the Standard Termination Payments, the payments set forth in Section 9 of this Agreement constitute liquidated damages for any claim by Employee for breach of contract or any other matters related to the non-renewal of this Agreement or termination of Employee’s employment hereunder. Furthermore, in order to receive any of the payments set forth in Sections 9(b) or (c) upon the termination of Employee’s employment (other than the Standard Termination Payments), and as an express condition to the Company’s obligation to make such payments, (a) Employee shall execute and agree to be bound by an agreement providing for the waiver and general release of any and all claims arising out of or relating to Employee’s employment and termination of employment through the effective date of Employee’s termination (the “Release”), which Release shall be in such form as the Company’s Office of General Counsel may require, that becomes effective and irrevocable within no more than 60 days after the Release is provided to Employee; and (b) Employee shall agree to continue to be bound by, and shall continue to comply with, all surviving obligations of Employee hereunder, including, without limitation, Employee’s obligations under Sections 11, 12 and 22 hereof. If the consideration and revocation periods for the Release cross calendar years, any amounts payable pursuant to Sections 9(b) or (c) that are subject to Section 409A of the Internal Revenue Code shall be paid in the second calendar year.

11.CONFIDENTIAL INFORMATION.

a.Employee covenants and agrees that Employee will not at any time, either during Employee’s employment with the Company or at any point in time thereafter, use, disclose, or make accessible or available to any other person, firm, partnership, corporation, or any other entity any Confidential Information (as defined below), except (i) while employed by the Company, and such disclosure is for the benefit of the Company, or (ii) when required to do so by a subpoena, by any court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Employee or the Company to divulge, disclose or make accessible such information. For purposes of this Agreement, “Confidential Information” shall mean all non-public information in whatever form concerning the Company’s or any of its subsidiaries’ or affiliates’ financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to practices, processes, methods, trade secrets, and marketing plans, and all other non-public, proprietary or confidential information of the Company or any of its subsidiaries or affiliates; provided, however, that Confidential Information shall not include any information which (x) is known generally to the public other than as a result of unauthorized disclosure by Employee, (y) becomes available to Employee on a non-confidential basis from a source other than the Company or any of its subsidiaries or affiliates that lawfully obtained such information or (z) was available to Employee on a non-confidential basis prior to its disclosure to Employee by the Company or any of its subsidiaries or affiliates. Upon the termination of Employee’s employment by either party for any reason or upon written request by the Company, Employee immediately shall return to the Company all tangible Confidential Information and all other Company property (including any and all copies thereof) in Employee’s possession.

b.Employee and the Company agree that the covenants in this Section 11 regarding Confidential Information are reasonable covenants under the circumstances and further agree that if, in the opinion of any court of competent jurisdiction, any such covenant is not reasonable or is unenforceable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenants as appear to the court not reasonable or unenforceable and to enforce the remainder of the covenant as so amended, and to that end the provisions of this Section 11 shall be deemed severable. Employee agrees that any breach of any covenant contained in this Section 11 would irreparably injure the Company. Accordingly, Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter restraining any breach or threatened breach of this Section 11. The Company may clawback any payments paid or payable to Employee under Section 9 (other than the Standard Termination Payments) in the event that Employee breaches this Section 11.

c.Notwithstanding the foregoing, nothing in this Agreement is intended to or shall limit, prevent, impede or interfere with the Employee’s non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company or any of its subsidiaries or affiliates, engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. Employee does not need prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that Employee has made such reports or disclosures. Further, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. Section 1833(b)), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating, a violation of law. Employee shall not be held criminally or civilly liable under any federal or State trade secret law for the disclosure of a trade secret made in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret in the court proceeding, so long as any document containing the trade secret is filed under seal and does not disclose the trade secret, except pursuant to court order.

12.NON-COMPETITION; NON-SOLICITATION.

a.As additional consideration for Employee’s employment with the Company and the compensation paid and payable to Employee hereunder, and to induce the Company to execute and deliver to Employee this Agreement, Employee agrees that during the Restricted Period (as defined in Section 12(d) below), without the prior written consent of the CEO and/or Board, Employee shall not become, nor shall Employee assist or enable any person or entity to become, a principal, owner, manager, officer, director, agent, consultant or executive or management employee of, or directly or indirectly own more than 1% of any class or series of equity securities in, any entity or business engaged in the business of buying nonperforming loans (the “Business”). Notwithstanding the foregoing, Employee will not be deemed to be engaged in the Business in violation of the terms of this Section 12(a), if (i) Employee is employed by an entity that is meaningfully engaged in one or more enterprises whose principal business is other than the Business (the “Non-Competing Businesses”); (ii) such entity’s relationship with Employee during the Restricted Period relates solely to the Non-Competing Businesses; and (iii) if requested by the Company, such entity and Employee provide the Company with reasonable assurances that Employee will have no direct or indirect involvement in the Business on behalf of such entity during the Restricted Period.

b.As additional consideration for Employee’s employment with the Company, the compensation paid and payable to Employee hereunder, and to induce the Company to execute and deliver to Employee this Agreement, Employee agrees that during the Restricted Period, without the prior written consent of the Company, Employee shall not, on Employee’s own behalf or on behalf of any person or entity (other than on behalf of the Company), directly or indirectly, (i) solicit any clients, employees, customers or suppliers of the Company or any of its affiliates or subsidiaries to terminate their relationship or modify such relationship in a manner that is adverse to the interests of the Company or its affiliates and subsidiaries or (ii) engage, hire, or solicit the employment of, whether on a full-time, part-time, consulting, advising, or any other basis, any employee employed by the Company or its affiliates or subsidiaries as of the date of such engagement, hiring, or solicitation or at any time during the 6 months preceding such engagement, hiring, or solicitation. This provision does not prohibit the solicitation of employees by means of a general advertisement.

c.Employee agrees that the covenants of non-competition and non-solicitation in this Section 12 are reasonable covenants under the circumstances. Employee further agrees that any breach of the covenants contained in this Section 12 would irreparably injure the Company and its subsidiaries and affiliates. Accordingly, Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter restraining any breach or threatened breach of this Section 12. The Company may clawback any payments paid or payable to Employee under Section 9 (other than the Standard Termination Payments) in the event that Employee breaches this Section 12.

d.The provisions of this Section 12 shall be in effect for the duration of Employee’s employment with the Company and shall survive the termination of Employee’s employment with the Company by either party for any reason for a period of two years after the effective date of such termination (the “Restricted Period”). The Company may elect to extend the Restricted Period for an additional 12 months by increasing any required payment set forth in Section 9 by the sum of Employee’s most recent Annual Base Salary and Annual Bonus payment.

13.LIMITATION OF LIABILITY AND INDEMNITY.

The limitation of liability and indemnity provisions of Section 8.1 of that certain Amended and Restated By-Laws of the Company and Article 9 of that certain Amended and Restated Certificate of Incorporation of the Company are a contractual benefit to Employee and are a material consideration for Employee’s employment.

14.NOTICES.

All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier or, if mailed, five days after the date of deposit in the United States mails, as follows (or to another address specified in writing by the recipient prior to the sending of such notice or communication):

If to the Company, to:	PRA Group, Inc.
150 Corporate Boulevard
Norfolk, Virginia 23502
Attn: General Counsel
Fax: (757) 321-2518

If to Employee, to:	[INSERT EMPLOYEE ADDRESS]

15.ENTIRE AGREEMENT
16.Entire Agreement.
This Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements or understandings among the parties related to such matters, including but not limited to the Expiring Employment Agreement. In case of any conflict between the provisions hereof and the provisions of any other agreement or understanding between the parties with respect to such matters (including, without limitation, the Company’s Employee Handbook), the provisions of this Agreement shall be controlling.

16.SUCCESSORS; BINDING EFFECT.

Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and Employee. “Successors and assigns” shall mean, in the case of the Company, any parent, subsidiary or affiliate of the Company or any successor to the Company pursuant to a merger, consolidation, sale or other transfer of all or substantially all of the assets or equity of the Company, provided that, should the Company assign or transfer this Agreement, the Company will require any successor to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment or transfer had taken place.

17.NO ASSIGNMENT.
Except as contemplated by Section 16 above, this Agreement shall not be assignable or otherwise transferable by either party.

18.WITHHOLDING.

All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

19.AMENDMENT OR MODIFICATION; WAIVER.

No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the CEO and/or Board, agreed to in writing, and signed by Employee and a duly authorized officer of the Company (other than Employee). Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

20.GOVERNING LAW.

The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflicts of law rules.

21.ARBITRATION.

Employee and the Company agree that any and all disputes, claims or controversies arising out of or related to this Agreement and/or Employee’s employment with the Company (including termination of that employment), including any claims under any statute or regulation (“Disputes”), shall be submitted for binding arbitration; provided that any action by the Company to enforce Section 11 or Section 12 may be brought in a court of appropriate jurisdiction. Unless the parties agree otherwise, any arbitration shall take place in Norfolk, Virginia, and shall be administered by, and pursuant to the rules of, the American Arbitration Association. The Company agrees to pay the costs and fees of the arbitrator. The arbitrator shall not have authority to add to, detract from or alter in any way the provisions of this Agreement. The decision of the arbitrator shall be final and binding upon the parties.

22.NONDISPARAGEMENT.

Employee agrees that, both during and after Employee’s employment with the Company, Employee shall not “Disparage” (“Disparage” means to make remarks, comments, or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person being disparaged) the Company (or any affiliate) or any director or officer of the Company in any way that could materially and adversely affect the goodwill, reputation or business relationships of the Company or the affiliate or the director or officer with the public generally, or with any of the Company’s or any of its affiliates’ customers, vendors or employees. The Company agrees that it will instruct the members of the Board and its executive-level employees not to Disparage Employee in any way that materially and adversely affects Employee or Employee’s reputation or business relationships. Nothing in this Section shall preclude any party from making truthful statements that are reasonably necessary to conduct the Company’s business, to comply with applicable law, regulation or legal process, including providing information as set forth in Section 11(c) of this Agreement, or to defend or enforce a party’s rights under this Agreement or any other agreement between the parties.

23.TAXES.

a.Section 409A of the Internal Revenue Code. Any benefit, payment, or other right provided for under this Agreement shall be provided or made in such manner, at such time, in such form and subject to such election procedures (if any) as qualifies for an exemption from or otherwise complies with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other authority promulgated pursuant to Section 409A of the Code to avoid a failure described in Code Section 409A(a)(1), including, without limitation, deferring payment until the occurrence of a specified payment event described in Code Section 409A(a)(2). Accordingly, notwithstanding any other provision hereof or document pertaining hereto, (i) this Agreement shall be so construed and interpreted to meet all applicable requirements of Code Section 409A, and (ii) without limiting the generality of the foregoing, but more specifically:

i.A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,”, “Termination Date”, “separation from service” or like terms shall mean Separation from Service.

ii.If Employee is a “specified employee” (as defined under Code Section 409A) at the time of separation from service, then to the extent that any amount payable under this Agreement constitutes “deferred compensation” under Code Section 409A (and is not otherwise excepted from Code Section 409A coverage, whether by virtue of being considered “separation pay” or a “short term deferral” or otherwise) and is payable to Employee based upon a separation from service (other than death or “disability” as defined under Code Section 409A), such amount shall not be paid until the first to occur of (i) the first day following the six-month anniversary of Employee’s separation from service, or (ii) Employee’s death.

iii.All expense reimbursements provided for under this Agreement shall comply with Code Section 409A and shall be subject to the following requirements: (i) the amount of expenses eligible for reimbursement during Employee’s taxable year may not affect the expenses eligible for reimbursement to be provided in another taxable year; (ii) the reimbursement of any eligible expense must be effected by December 31 following the taxable year in which the expense was incurred.

iv.The right to reimbursement is not subject to liquidation or exchange for another benefit.

v.Any right to a series of installment payments shall be treated as a right to a series of separate payments for purposes of Code Section 409A.

vi.In no event may the Employee, directly or indirectly, designate the calendar year of any payment under this Agreement.

b.Excise Tax. In the event that Employee becomes entitled to any payments or benefits under this Agreement and any portion of such payments or benefits, when combined with any other payments or benefits provided to Employee (including, without limiting the generality of the foregoing, by reason of the exercise or vesting of any stock options or restricted stock units, or the receipt or vesting of any shares of stock of the Company), which in the absence of this Section would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the amount payable to Employee under this Agreement shall, either (i) be reduced to the largest amount or greatest right such that none of the amounts payable to Employee under this Agreement and any other payments or benefits received or to be received by Employee as a result of, or in connection with, an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code) or the termination of Employment (including a Constructive Termination) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code or (ii) be made in full, with Employee bearing full responsibility for any Excise Tax liability, whichever of (i) or (ii) provides Employee with a larger net after-tax amount. The Company shall cooperate in good faith with Employee in making such determination. Any reduction pursuant to the immediately preceding sentence shall be made in a manner compliant with Section 409A of the Internal Revenue Code.

c.Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of (a) non-compliance with Section 409A of the Code or (b) excise taxes imposed by Section 4999 of the Code.

24.TITLES.
Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

25.COUNTERPARTS.

This Agreement may be executed by email and in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears therein but all of which taken together shall constitute but one and the same instrument. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

26.SEVERABILITY.

Any term or provision of this Agreement that is determined by a court or arbitrator of competent jurisdiction to be invalid or unenforceable under applicable law shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

PRA GROUP, INC.
By:
Title:

EMPLOYEE
By:
Title: